UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2007

NATIONAL TAX CREDIT INVESTORS II

(Exact name of Registrant as specified in its charter)

            California

        0-20610

  95-1017959

(State or other jurisdiction

(Commission

     (I.R.S. Employer

     of incorporation)

File Number)

  Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

National Tax Credit Investors II, a California limited partnership (the “Registrant”), has a 99% limited partnership interest in Jamestown Terrace Limited Partnership, a California limited partnership (“Jamestown”). Jamestown owns a 56 unit apartment complex located in Jamestown, California (the “Property”).

On November 21, 2005, Jamestown, 13 other partnerships and one limited liability company (together with Jamestown, the “Selling Entities”), entered into a purchase and sale contract (the “Purchase Agreement”), with a third party, RD-CA Preservation Partners, L.P., a California limited partnership (the “Purchaser”), to sell 15 apartment complexes owned by the Selling Entities to the Purchaser.  The purchase price of each property is based upon a third party appraisal and the amount of replacement reserves transferred to the Purchaser at closing. The estimated purchase price for the Property is approximately $3,900,000.  The estimated closing date of the sale is August 31, 2007.  Each of the Selling Entities is affiliated through a common general partner.

The Registrant was notified of the Purchase Agreement and the five amendments to the Purchase Agreement on March 28, 2007.

The Jamestown Partnership Agreement and the Purchase Agreement require the prior written consent of the Registrant for sale of the Property.  The Registrant is currently reviewing the proposed transaction and will notify the general partner of the Selling Entities of its decision in the near future.

The Registrant had no investment balance remaining in Jamestown at December 31, 2006.  It is expected that the sale of the Property will result in distributable proceeds to the Registrant; however, at this time an estimate of the distributable proceeds is not available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL TAX CREDIT INVESTORS II

By:

National Partnership Investments Corp.

General Partner

By:

/s/Kathleen Danilchick

Kathleen Danilchick

Senior Vice President and Chief Financial Officer

Date:

April 4, 2007